UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 2, 2010

CABOT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

1-5667	04-2271897
(Commission File Number)	(IRS Employer Identification No.)

TWO SEAPORT LANE, SUITE 1300, BOSTON, MASSACHUSETTS	02210-2019
(Address of Principal Executive Offices)	(Zip Code)

(617) 345-0100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 2, 2010, Cabot Corporation (the “Company”) entered into a $450 million revolving credit agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent and JPMorgan Chase Bank, National Association, as Syndication Agent, and the other lenders party thereto. Borrowings under the Credit Agreement may be made in multiple currencies and used for working capital requirements, letters of credit and other general corporate purposes. The facility matures on June 2, 2014. Concurrently with entering into the Credit Agreement, the Company terminated its $400 million revolving credit agreement with Bank of America, N.A. and the other lenders thereto, which, by its terms, was scheduled to mature in August 2010.

The Credit Agreement requires the Company to comply on a quarterly basis with certain financial covenants, including a subsidiary debt to total capitalization ratio, a consolidated leverage ratio and an interest coverage test. The Credit Agreement also includes negative covenants restricting or limiting, subject to exceptions, the Company’s ability to, among other things, engage in certain transactions, as well as customary representations and warranties, affirmative covenants and events of default.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Credit Agreement, dated June 2, 2010, among Cabot Corporation, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, National Association, as Syndication Agent, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT CORPORATION

By:	/s/ Eduardo E. Cordeiro
Name:	Eduardo E. Cordeiro
Title:	Executive Vice President and Chief Financial Officer

Date: June 7, 2010

EXHIBIT INDEX

Exhibit Number	Description

99.1	Credit Agreement, dated June 2, 2010, among Cabot Corporation, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, National Association, as Syndication Agent, and the other lenders party thereto.